NEWS RELEASE

Contact: Nicholas C. Conrad                    Date:    August 22, 2013
VP, Finance & Treasurer
Phone: 419-891-6417
E-mail: nick_conrad@andersonsinc.com

The Andersons Elects Mullin to Board of Directors

MAUMEE, Ohio, August 22 - The Andersons, Inc. (Nasdaq: ANDE) has named Patrick S. Mullin to the company's Board of Directors effective immediately.

The appointment of Mr. Mullin brings The Andersons' Board to 10 members.

“Pat brings to our Board a depth of accounting and financial experience and a breadth in independent board leadership,” says Chairman and CEO Mike Anderson. “Our Company benefits greatly from the varied backgrounds and skillsets of our current Board.”

Mr. Mullin is a retired Managing Partner of Deloitte & Touche LLP in Cleveland. He managed Deloitte's Northeast Ohio office from 1999 to May 2011. In this role, he served as a trusted business advisor to CEOs, CFOs and the audit committee chairs of several publicly traded companies. He also served as the Lead Client Service Partner on a number of both audit and relationship accounts in the Cleveland practice. With more than 40 years with Deloitte, or its predecessor firms, Mr. Mullin served in a variety of leadership roles and gained extensive experience in advising public and private companies on tax, accounting, audit and consulting matters.

Currently, Mr. Mullin serves as an Independent Director of OM Group Inc.

He is an active board member of several local community organizations including serving as chairman of University Hospitals' Case Medical Center Board of Trustees, Cleveland.

Mr. Mullin holds a bachelor of business administration degree from Kent State University, Kent, Ohio. He is also a certified public accountant.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

- end -